                                                                    EXHIBIT 10.2


                                 April 10, 2002

Robert W. Felton
6889 Devon Way
Berkeley, California   94705

Dear Bob:

         The following letter sets forth the terms and conditions of your resignation from the Board of Directors of Indus International, Inc. ("Indus") and your agreement to provide consulting services to Indus.

         In consideration of the agreements, mutual covenants and restrictions contained herein and other good and valuable consideration, the receipt and sufficiency which is hereby expressly acknowledged, the parties hereto agree as follows:

         1. TRANSFER OF PERSONAL PROPERTY. Indus hereby transfers to you title to those items of personal property listed on Exhibit A to this letter and agrees to execute such bills of sale, motor vehicle titles, and other good and sufficient similar instruments and documents of conveyance and transfer necessary to complete the transfer of the title or possession of such personal property to, or vest them in, you.

         2. LIMITED USE OF INDUS NAME. Indus hereby grants to you, a non-exclusive, non-transferable, royalty-free license to continue to have the "Indus" name on the license plate to your automobile. You understand and agree that this right is personal to you and not transferable.

         3. RESIGNATION AS DIRECTOR. You hereby voluntarily resign from your position as a member of the Board of Directors of Indus effective immediately.

         4. CONSULTING AGREEMENT. Indus agrees to engage you as a strategic consultant and you agree to make available your services for a period of one year from the date hereof to the extent reasonably requested by Indus to perform strategic consulting services in connection with Indus's business; provided that you will not be required to spend more than eight (8) hours a month in such role. You acknowledge and agree that you will act as an independent contractor in the performance of your consulting services under this letter agreement. Indus agrees to compensate you for your engagement to provide Indus strategic consulting services for the next year in three equal payments of $50,000 on the last day of April 2002, August 2002 and December 2002.

         In connection with your engagement as a strategic consultant, Indus agrees to continue to provide you and your wife health insurance benefits on the same terms and conditions as are currently being provided under the Indus Retiree Plan until March 17, 2004; however, you agree that you are not entitled to any other benefits from Indus.

         5. STOCK PURCHASE. Indus agrees that it or its designee will purchase from you and/or certain of your designated affiliates, and you agree that you will sell or cause your designated affiliates to sell, to Indus or its designee an aggregate of 500,000 shares of the common stock of Indus (the "Shares") for a price per Share of $5.00 (representing the price per Share approved by resolution of the Board of Directors of Indus on April 1, 2002) in immediately available cash to be wired to an account designated by you. Prior to our payment to you of the purchase price for the Shares, you will deliver or cause to be delivered to Indus certificate(s) representing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank. In the alternative, you will execute an appropriate letter of instruction to your broker and the transfer agent instructing each of them to transfer the Shares into accounts designated by Indus. You and Indus agree that the closing of the sale and purchase of the Shares will be made at the termination of the revocation period provided for in
Section 17 hereof, or, if the parties agree, the closing may be made in escrow prior to such time. Upon the delivery of and payment for the Shares as provided for in this paragraph, you represent and warrant that Indus will acquire good and valid title to all of the Shares, free and clear of any lien or encumbrance.

         You also represent and warrant that you have had an opportunity as a director of Indus to participate in board meetings and conferences with management of Indus regarding Indus' business, products, strategic plan, results of operations and financial condition, to review all publicly available information about Indus and to discuss with management any other issues that you deemed relevant to you in determining whether to enter into this letter agreement and sell the Shares.

         6. LOCK-UP AGREEMENT. You represent and warrant to Indus that you are the beneficial owner of 3,391,956 shares of Indus common stock (excluding the Shares) and 160,000 shares subject to outstanding options and warrants (collectively, the "Owned Shares") (which represent beneficial ownership of less than 10% of the outstanding common stock of Indus), that you hold all Owned Shares free and clear of any and all liens and encumbrances and that you have the sole power of disposition with respect to all Owned Shares. You also represent and warrant to Indus that neither you nor any of your affiliates (who beneficially own any of the Owned Shares) is a party to any option, warrant, purchase right, or other contract or commitment that could require you or it to sell, transfer, or otherwise dispose of any capital stock of Indus, other than this letter agreement and that neither you nor any of such affiliates is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Indus.

         You agree that, except as contemplated hereby or with the prior written consent of Indus, you will not directly or indirectly (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of any of the Owned Shares or any economic, voting or other interest in any of the Owned Shares, or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, encumber, grant an option with respect to, transfer or dispose of any of such Owned Shares or any economic, voting or other interest therein, for a period of one year from the date hereof.

         Notwithstanding the foregoing, you are permitted to make bona fide gifts of shares to your lineal descendants; provided that, prior to the effectiveness of any proposed transfer, the transferee has agreed in writing to hold such shares (or interest in such shares) subject to the terms of this
Section 6.

         You also understand and agree to take all necessary action to the effect that all of the Owned Shares will be certificated and that certificate(s) representing the Owned Shares will bear the following legend:

         THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A LETTER AGREEMENT BETWEEN ROBERT W. FELTON AND INDUS INTERNATIONAL, INC. ("INDUS") WHICH CONTAINS PROVISIONS RESTRICTING THE TRANSFER OF SUCH SHARES BY MR. FELTON. THESE SHARES AND INTERESTS IN THESE SHARES MAY NOT BE SOLD, PLEDGED, ENCUMBERED, TRANSFERRED OR DISPOSED OF, EXCEPT TO THE LINEAL DESCENDANTS OF MR. FELTON OR PURSUANT TO THE PRIOR WRITTEN CONSENT OF INDUS. IN ADDITION, THESE SHARES MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH FEDERAL AND APPLICABLE STATE SECURITIES LAWS.

         Indus agrees that it will provide to the transfer agent all necessary documentation such that the foregoing legend will be removed by the transfer agent at the expiration of the restricted period.

         7. OPINION OF COUNSEL. Indus agrees to engage counsel to Indus, Alston & Bird LLP, to provide you with a legal opinion, satisfactory in form and substance to you, that, after the effectiveness of the transactions contemplated by this letter, including the sale by you and your affiliates of 500,000 shares of Indus common stock to Indus and your resignation from the Board of Directors of Indus, you will not be deemed an "affiliate" of Indus for purposes of Rule 144 of the Securities Act of 1933, as amended. Such opinion will be conditioned upon your making appropriate written representations to Alston & Bird LLP.

         8. TAXES. You agree to pay all local, state and federal income taxes, penalties, interest, fines or other assessments incurred in connection with the payment of monies to you under this letter agreement.

         9. CONFIDENTIALITY. You agree that all information relating directly or indirectly to Indus and its business furnished or disclosed to you by Indus is and shall remain the property of Indus (unless otherwise agreed in writing), that you have not received and will not receive any rights or claims with respect to such information, that such information will be kept confidential, and that you will not use, duplicate or disclose, or permit the use, duplication or disclosure of, any of such information in any manner whatsoever.

         10. REMEDIES. You agree that the restrictions contained in this letter agreement are fair and reasonable and necessary to protect the legitimate interests of Indus. You agree that Indus would suffer irreparable injury if you were to violate any provision of this letter and that in the event of a breach or threatened breach of this letter by you, Indus, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this letter agreement and that you shall not oppose the granting of such relief.

         11. RELEASE. In consideration of the payments and other promises contained in this agreement, you (on behalf of yourself and your agents and successors in interest) hereby UNCONDITIONALLY RELEASE AND DISCHARGE Indus, its successors, predecessors, affiliates and all of those entities' agents, attorneys, employees, officers, trustees and directors (the "Indus Parties") and Indus (on behalf of itself and its agents and successors in interest) hereby UNCONDITIONALLY RELEASES AND DISCHARGES you, from ALL claims, liabilities, demands and causes of action, whether known or unknown, fixed or contingent, that you may have or claim to have against Indus or any Indus Party or Indus may have against you for any reason as of the date of execution of this agreement. You and Indus further AGREE NOT TO FILE A LAWSUIT or other legal claim or charge to assert any claim against the other party, and in the case of you, any of the Indus Parties. This Release includes, but is not limited to, claims for personal injury of any kind, claims for breach of contract, and claims of employment discrimination. You specifically acknowledge and agree that you are releasing, in addition to all other claims, any and all rights under federal and state employment laws including without limitation the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, 29 U.S.C. ss. 621, et seq.

         12. TERMINATION OF AGREEMENTS. You and Indus hereby terminate all rights that you had under any contracts, written or oral, with Indus, including without limitation, the Nomination Agreement, among you, Indus and Warburg, Pincus Investors, L.P. ("Warburg") and the Registration Rights Agreement among you, Indus, Richard W. MacAlmon, John W. Blend, III and John R. Oltman. You also agree to execute other instruments and documents necessary to evidence the termination of your rights under such agreements.

         13. BROKERS; FINDERS. You represent to Indus that no broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, any of the parties hereto in connection with this letter agreement or the transactions contemplated hereby.

         14. ENTIRE AGREEMENT; ASSIGNS. This letter agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. This letter agreement supersedes any former agreements governing the same subject matter. This letter agreement may be modified only by a written instrument signed by each of the parties hereto. You acknowledge and agree that Indus may assign its right to purchase some or all of the Shares to a third party and that the provisions of Sections 5, 8 and 13 herein will inure to the benefit of any such third party as if such third party were a party to this letter agreement.

         15. GOVERNING LAW. This letter shall be governed by the laws of the State of Georgia.

         16. ACKNOWLEDGMENT. You are advised to consult with an attorney prior to signing this agreement. You have at least twenty-one (21) days to consider the agreement before signing, although you are free to sign it before the expiration of that time if you choose to do so.

         17. REVOCATION. The agreement shall become effective and enforceable at twelve o'clock (12:00) noon on the eighth (8th) day immediately following the date of execution of this Agreement. You may revoke the agreement at will prior to that time by sending written notice of the revocation by facsimile to the General Counsel of Indus at (770) 989-4488. The Agreement may not be revoked after that time. You acknowledge that any revocation of the agreement will render it null, void, and of no effect, and will relieve Indus of any obligation to you under the agreement.

         18. MISCELLANEOUS. This letter was negotiated between the parties hereto, and the fact that one party or the other drafted this letter shall not be used in its interpretation.

         19. COUNTERPARTS. This letter agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement.

         Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.


                                    Very truly yours,


                                    /s/ Thomas R. Madison
                                    ----------------------------------
                                    Thomas R. Madison
                                    Chairman of the Board

Acknowledged and Agreed,
 as of April 10, 2002:



/s/ Robert W. Felton
-----------------------------
Robert W. Felton


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                                    EXHIBIT A


a.       1992 Mercedes 500 SEL, VIN No. WDBGA51E5NA053781.

b. Compaq personal computer, Toshiba laptop computer, computer printer and fax machine currently used by Mr. Felton.


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

                                                                    EXHIBIT 10.2

                                  BILL OF SALE

         THIS BILL OF SALE is entered into this 10th day of April, 2002 by MR. ROBERT W. FELTON, an individual resident of the State of California ("Felton"), and INDUS INTERNATIONAL, INC., a Delaware corporation ("Indus").

         WHEREAS, pursuant to a letter agreement between Felton and Indus dated as of the date hereof (the "Letter Agreement"), Indus agreed to sell to Felton and Felton agreed to purchase from Indus, for the consideration and upon the terms and conditions set forth in the Letter Agreement, certain of the assets, properties, and rights of Indus;

         NOW, THEREFORE, pursuant to the Letter Agreement and in consideration of the agreements, mutual covenants and restrictions contained herein and therein and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

         1. Conveyance. Indus does hereby sell, transfer, assign, convey, and deliver to Felton and Felton hereby purchases and accepts from Indus, all of Indus' right, title and interest in and to each of the Assets as the same are listed on Exhibit A hereto (the "Assets").

         2. Indus' Undertaking. If subsequent to the date hereof, any property that is part of the Assets described in Section 1 hereof comes into the possession of Indus, Indus shall promptly deliver the same to Felton. Indus will, at the request of Felton, without further consideration, promptly take such further action, and execute and deliver such additional assignments, bills of sale, motor vehicle titles and other good and sufficient similar instruments as Felton may reasonably deem necessary to complete the transfer of the title or possession of such Assets to, or vest them in, Felton.

         3. Letter Agreement. Nothing contained in this Bill of Sale shall be deemed to supersede, enlarge on or modify any of the obligations, agreements, covenants, representations or warranties of Indus or Felton contained in the Letter Agreement. If any conflict exists between the terms of this Bill of Sale and the Letter Agreement, then the terms of the Letter Agreement shall govern and control.

         4. Governing Law. This Bill of Sale shall be governed by the laws of the State of Georgia.

         5. Counterparts. This Bill of Sale may be executed in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement.

         IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be executed and delivered as of the date first above written.

                                         INDUS INTERNATIONAL, INC.

                                         ---------------------------------------
                                         By:  Thomas P. Madison
                                         Title:  Chairman of the Board




                                         By:
                                            ------------------------------------
                                            Name: Robert W. Felton

                                    EXHIBIT A


a.       1992 Mercedes 500 SEL, VIN No. WDBGA51E5NA053781.

b. Compaq personal computer, Toshiba laptop computer, computer printer and fax machine currently used by Mr. Felton.

                      LIMITED USE, NON TRANSFERABLE LICENSE

         Indus International, Inc., a Delaware corporation, hereby grants to Mr. Robert W. Felton, a non-exclusive, non-transferable, royalty-free license to continue to have the "Indus" name on the license plate to his automobile. This right is personal to Mr. Felton and not transferable.


Date:  April 10, 2002                          INDUS INTERNATIONAL, INC.

                                               ---------------------------------
                                               By: Thomas P. Madison
                                               Title: Chairman of the Board


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